UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2004

NEIGHBORCARE, INC.

(Exact name of registrant as specified in its charter)

1. Pennsylvania	0-33217	06-1132947
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

2. 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202
(Address of principal executive offices/Zip Code)

Registrant’s telephone number, including area code:  410-528-7300

3. Not Applicable
(Former name or former address, if changed since last report)

Item 10.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On April 13, 2004, the Company’s Board of Directors approved and adopted a Code of Business Conduct and Ethics for the Company which is intended, among other things, to satisfy both the requirements of the code of ethics definition enumerated in Item 406(b) of Regulation S-K and the new NASDAQ corporate governance rules regarding a company’s code of conduct.  The Company’s Code of Business Conduct and Ethics applies to all of the Company’s directors, officers and employees.

Prior to the adoption of the Code of Business Conduct and Ethics, the code of ethics relating to our senior financial officers (including our principal executive officer) was contained among several of the Company’s policies.  The adoption of the Code of Business Conduct and Ethics had the effect of consolidating and amending the prior code of ethics which related to our senior financial officers.

The code now includes, among other things: (i) clarification that any matters may be anonymously reported to the Company by regular mail or by telephone to the Company’s toll free hotline; (ii) provisions reinforcing the Company’s policy that no retaliatory action will be taken against any employee for raising concerns, questions or complaints in good faith; (iii) a statement specifying that an immediate supervisor, the Company’s compliance officer or its general counsel should be contacted with questions about conflicts or potential conflicts of interest; (iv) provisions specifically addressing electronic media and software, shareholder and media relations, avoidance of unlawful restraints of competition, environmental protection, payments to government personnel or agents and charitable contributions; (v) provisions specifically addressing the accuracy of the Company’s books and records, including provisions regarding access to the Company’s assets, transactions to be made only with management’s authorization, proper payments, appropriate administrative and accounting controls, and prohibited actions; (vi) a provision specifying that any waiver of the code granted to an executive officer must be made only by our Board of Directors and promptly disclosed to shareholders; and (vii) provisions specifically addressing periodic audits of compliance with the code, investigation of and reporting of wrongdoing and potential disciplinary penalties for violations of the code.

The Company’s Code of Business Conduct and Ethics is attached to this Form 8-K as an exhibit, and will be available shortly on the Company’s website at www.neighborcare.com, or without charge upon written request directed to Investor Relations, NeighborCare, Inc., 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2004	NEIGHBORCARE, INC.

	By:	/s/ Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr.
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

14	Code of Business Conduct and Ethics